CONSENT OF INDEPENDENT AUDITORS



To the Board of Trustees of
Brandes Investment Trust



We consent to the inclusion in Post-Effective Amendment No. 2 to the Registration Statement of Brandes Investment Trust on Form N-1A (File No. 33-81396) of our report dated December 14, 1995 on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended October 31, 1995 which is included in the Registration Statement. We also consent to the reference to our Firm under the caption "Experts".







ERNST & YOUNG LLP
Los Angeles, California
February 5, 1996